Exhibit 10.1

August 30, 2005

Mr. William Bron

1901 Avenue of the Stars, Suite 470

Los Angeles, CA 90067

Re:	Employment Agreement

Dear Mr. Bron:

This letter agreement and attachments hereto (collectively the “Agreement”) set forth the terms and conditions of your employment with United PanAm Financial Corp. (“Employer”). By signing this Agreement, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by Employer. The effective date of this Agreement (the “Effective Date”) shall be as of January 1, 2005, and will replace your previous agreement.

1.	Term. This Agreement shall have a term of two (2) years, commencing as of the Effective Date (the “Term”). Where used herein, “Term” shall refer to the entire period of your employment by Employer from and after the Effective Date, whether for the period provided above or as extended or terminated earlier as hereinafter provided.

2.	Duties. You shall hold the office of Chairman of United PanAm Financial Corp. You shall perform the duties customarily performed by individuals holding a similar title with other financial institutions or as otherwise may be agreed upon by Employer and you from time to time. You shall report directly to the Board of Directors of Employer. During the Term hereof, you shall perform the services herein contemplated faithfully, diligently and to the best of your ability in compliance with instructions and policies of Employer’s Board of Directors, Employer’s charter documents and Bylaws and with all applicable laws and regulations.

3.	Compensation.

a)	Base Salary. For your service rendered to Employer and it affiliates, during the Term hereof, Employer shall pay or cause to be paid a base salary to you at the rate of $225,000 per annum from the Effective Date to December 31, 2005 and $250,000 from January 1, 2006 to December 31, 2006 payable in conformity with Employer’s normal payroll periods and procedures.

b)	Bonus. In addition to the base salary provided for under Section 3(a) above, the Board of Directors at its discretion may grant you a bonus. Your bonus shall be payable based on a calendar year and shall be due within 60 days of the end of each such year, unless agreed by you and the Board of Directors.

c)	Automobile Allowance. You shall receive during the Term of this Agreement an automobile allowance of Two Hundred Dollars ($200) per month.

d)	Options. The Board of Directors at its discretion may grant you stock options, which with your consent, may be considered in lieu of salary and/or any bonus payable.

4.	Other Benefits. During the Term hereof and unless otherwise agreed to by Employer and you:

a)	Vacation. You shall be entitled to a total of four (4) weeks paid vacation, the amount and term of which shall be determined in accordance with the policies of Employer as in effect from time to time.

b)	Group Medical, Life Insurance and Other Benefits. You will be eligible for the medical, dental, vision, life insurance and long-term disability plans that are generally applicable to your employment classification.

5.	Business Expenses. You shall be entitled to reimbursement by Employer for any and all ordinary and necessary business expenses reasonably incurred by you in the performance of your duties and in acting for Employer during the Term of this Agreement, provided that you furnish to Employer adequate records and other documentation as may be required for the substantiation of such expenditures as a business expense of Employer.

6.	Termination.

a)	Termination for Cause. Employer may for cause terminate your employment at any time during the Term of this Agreement. In such event, all of your rights under this Agreement shall terminate and you shall have no right to receive compensation, and other benefits shall cease for any period after the effective date of such termination for cause. Any bonus compensation otherwise accrued shall be forfeited. Termination for “cause” shall be defined as your personal dishonesty, willful misconduct, breach of fiduciary duty or duty of loyalty, continuing intentional or habitual failure to perform stated duties, violation of any law (other than minor traffic violations or similar misdemeanor offenses), rule or regulation adopted by any regulatory agency with jurisdiction over Employer, any judgment, ruling or decree by any court of competent jurisdiction or administrative body that precludes or impairs your ability to perform the services contemplated by this Agreement or any material breach by you of any provision of this Agreement.

b)

Termination Without Cause. Employer may terminate your employment without cause at any time during the Term of this Agreement. In the event that Employer terminates your employment without cause, you shall be entitled to receive as severance compensation an amount as provided in Exhibit A. The severance payment under this Section 6(b) shall be provided in a lump sum or, at your election, in equal monthly installments for a period not to exceed twelve (12) months from the date of termination. This payment shall be in lieu of any and all other compensation due under this Agreement unless previously vested or earned, except the amount of any bonus compensation payable to you under Section 3(b) hereof shall be prorated through the date of termination.

c)	Compliance with Law and Regulation. You and Employer expressly acknowledge and agree that any payments made to you pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

d)	Disability. In the event that you shall fail, because of illness, incapacity or injury, to render the services contemplated by this Agreement for three (3) consecutive calendar months, or for shorter periods aggregating four (4) months in any twelve (12) month period, your employment hereunder may be terminated by written notice from Employer to you. In the event that your employment is terminated under this Section 6(d), you shall receive the difference between any disability payments provided through insurance plans offered by Employer, if any, provided you have enrolled in such plans and paid the cost thereof, and your base salary as set forth in Section 3(a) hereof, for six months after notice from Employer, plus the amount of any bonus compensation payable to you under Section 3(b) hereof prorated through the date of termination. Such termination shall not affect any rights which you may have pursuant to any insurance or other death benefit, or any stock option plans, or options vested thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

e)	Death. If your employment is terminated by reason of your death, this Agreement shall terminate without further obligations of Employer to you (or your heirs or legal representatives) under this Agreement, other than for payment of: (i) your base salary (as set forth in Section 3(a) hereof) through the date of termination; (ii) the amount of any bonus compensation payable to you under Section 3(b) above prorated through the date of termination; (iii) any compensation previously deferred by you; (iv) any accrued vacation and/or sick leave pay; and (v) any amounts due pursuant to the terms of any applicable welfare benefit plan. All of the foregoing amounts (other than any prorated bonus compensation) shall be paid to your estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the date of termination or earlier as required by applicable law.

7.	Disclosure or Use of Employer’s Trade Secrets. During the Term hereof, you will have access to and become acquainted with what you and Employer acknowledge are trade secrets or confidential or proprietary information of Employer (including but not limited to products, employees, practices, policies or process). You shall not use or disclose any trade secrets, confidential or proprietary information, directly or indirectly, or cause them to be used or disclosed in any manner, except as may be required or requested by Employer, by court order or under applicable law or regulation. This paragraph shall survive the termination of this Agreement.

8.

Return of Documents. You expressly agree that all manuals, documents, files, reports, studies or other materials used and/or developed by you for Employer during the Term of this Agreement or prior thereto while you were employed by Employer are solely the property of Employer, and that you have no right, title or interest therein. Upon termination of this Agreement, you or your representative shall promptly deliver possession of all such materials (including any copies thereof) to Employer.

9.	Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or sent by United States mail, certified or registered, with return receipt requested, if to you, addressed to you at your last residence address as shown in the records of Employer, and if to Employer, addressed to the Chairman of Employer at Employer’s principal office.

10.	Governing Law and Jurisdiction. This Agreement, the legal relations between the parties and any action instituted by any party arising under or in connection with this Agreement, shall be governed by and interpreted in accordance with the laws of the State of California.

11.	Arbitration. Any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by arbitration conducted at a mutually convenient office of JAMS. Employer and you may agree on a retired judge from the JAMS panel. If we are unable to agree upon a retired judge, JAMS will provide a list of three available judges and each party may strike one. If two of the three judges are stricken, the remaining judge will serve as arbitrator. If two arbitrators remain, the first judge listed shall serve as arbitrator. Employer and you agree that arbitration must be initiated within two years after the claimed breach occurred and that the failure to initiate arbitration within the two-year period constitutes an absolute bar to the institution of any new proceedings related to such alleged breach. The aggrieved party can initiate arbitration by sending written notice of any intention to arbitrate by registered or certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedy sought. The prevailing party in such proceeding will be entitled to the reasonable attorneys’ fees and expenses of counsel and costs incurred by reason of such arbitration.

12.	Benefit of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that you may not assign any interest in this Agreement without the prior written consent of Employer.

13.	Captions. Captions and paragraph heading used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

14.	Entire Agreement. This Agreement contains the entire agreement of the parties with respect to your employment by Employer, and it expressly supersedes any and all other agreements, either oral or written, relating thereto.

15.	Severability. Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with such invalid, void or unenforceable provisions eliminated; provided, however, that the remaining provisions still reflect the intent of the parties to this Agreement.

16.	Amendments. This Agreement may not be amended or modified except by a written agreement signed by you and the President of Employer. This Agreement and any amendment thereof may be executed in counterparts.

17.	Non-Solicitation. You agree that for a period of one year after the termination of employment you will not, except in the case of termination pursuant to Section 6(b) hereof, on behalf of the Employee or on behalf of any other individual, association or entity, call on any of the customers of Employer for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by Employer, nor will you in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business to you or any other person or entity by or with which Employee is employed, associated, affiliated or otherwise related.

18.	Employees. Employee agrees that for a period of two years after the termination of Employee’s employment, except in the case of termination pursuant to Section 6(b) hereof, you will not, directly or indirectly, disrupt, damage, impair, or interfere with Employer’s business by soliciting, influencing, encouraging or recruiting any employee of Employer to work for you or any other person or entity.

We look forward to your continued successful association with us. In order to confirm your agreement with and acceptance of the terms and conditions set forth above, please sign and date one copy of this Agreement where indicated below and return it to my office. The other copy is for your records.

Very truly yours,

/s/ Ray Thousand
Ray Thousand Chief Executive Officer United PanAm Financial Corp.

I agree to the terms of employment set forth in this Agreement.

/s/ William Bron	8/30/05
William Bron	Date

EXHIBIT A

Severance Compensation

Upon Termination Without Cause

Pursuant to 6(b)

If termination occurs prior to January 1, 2006, the payment shall be equal to twelve (12) months salary at the then current base salary, plus prorated bonus, if any, through the date of termination.

If termination occurs on or after January 1, 2006, the amount paid shall be the actual amount of base salary remaining to be paid to the end of the Term, plus prorated bonus, if any, through the date of termination.

Exhibit A